Exhibit 99.1

RailAmerica Restructures Organization; Reduces Management
Next Step in Plan to Enhance Efficiency, Bolster Profits

BOCA RATON, Fla. — June 22, 2006 — Implementing another step in its previously announced five-year strategic plan to improve efficiency and enhance shareholder value, RailAmerica, Inc. (NYSE:RRA) today announced the restructuring of its organization into three business units from its current five regions and two corridors.

The three business units – RailAmerica Operations East, RailAmerica Operations Central, and RailAmerica Operations West – will each be headed by a newly appointed president from within the ranks of management: RailAmerica Operations East by Jan Polley, RailAmerica Operations Central by Scott Hulstrom, and RailAmerica Operations West by Ray Stephens.

This reorganization will result in the immediate elimination of 20 positions, virtually all from upper and middle management. About half the positions come from the corporate office; the other half are from RailAmerica field locations. Prior to this, the company had about 130 managers at the levels affected by the reorganization. The restructuring of the organization will result in a pre-tax charge of approximately $1.8 million in the second quarter.

“RailAmerica has achieved its growth during the last 20 years by acquiring other railroads, each with its own processes, procedures, and structures,” said Charles Swinburn, Chief Executive Officer of RailAmerica. This has resulted in redundancies and inefficiencies in our organization.

“This reorganization – a key piece of our Process Improvement Project – will create a leaner, more profitable, and more competitive RailAmerica ... a company that is even more responsive to our customers’ needs,” Swinburn said.

Under the restructuring plan, the company will move certain of its corporate functions to a shared services model that will provide more effective and efficient support across the three new business units.

“In addition to making us a leaner company with fewer layers of management, this reorganization will give our managers in the field the resources and responsibility to make market- and customer-based business decisions without having to involve higher levels of management,” Swinburn said.

As the next phase in its Process Improvement Project, RailAmerica will put in place new business processes through the remainder of 2006 to support the new structure.

The Process Improvement Project, which the company will continue to implement during the remainder 2006, is projected to result in operating expense and capital savings of $10-$15 million annually, beginning in 2007.

RailAmerica, Inc. is a leading short line and regional rail service provider with 42 railroads operating approximately 7,800 track miles in the United States and Canada. The company is a member of the Russell 2000® Index. http://www.railamerica.com

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events that involve risks and uncertainties that could cause actual results to differ materially. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

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